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49

                                  EXHIBIT 10.17

                                EATON VANCE CORP.

                        SUPPLEMENTAL PROFIT SHARING PLAN

                                   AS RESTATED

I. Name and Purpose

The name of this plan is the Eaton Vance Corp. Supplemental Profit Sharing Plan (the "Plan"). Its purpose is to provide certain employees of Eaton Vance Corp. and its subsidiaries (collectively, the "Company") with the opportunity to receive employer contributions in excess of the amounts allowed under the Eaton Vance Management Profit-Sharing Retirement, Savings, and Money Purchase Pension Plans (collectively, the "Qualified Plans") as a result of the compensation limits of Internal Revenue Code Section 401(a)(17).

II. Effective Date

The Plan shall be effective as of November 1, 1995. The Plan Year shall be November 1 to October 31.

III. Participant

Except as otherwise provided for under the Plan, each employee who is eligible under each of the Qualified Plans, whose compensation exceeds the limitations imposed under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, and who is within a select group of management or highly compensated employees as defined under ERISA, shall be eligible to participate in the Plan (a "Participant"). The Company shall establish for each Participant an unfunded account (the "Plan Account"), as specified in Section IV.

IV. Supplemental Profit Sharing Plan Account

(A) A separate Plan Account shall be established and maintained for each Participant. The Plan Account shall reflect the amounts credited pursuant to the Plan and all changes in investment value from time to time.

(B) The Company shall credit an amount to each Plan Account at the time it credits amounts to the Eaton Vance Management Profit-Sharing Retirement Plan, in an amount equal to each Participant's base salary multiplied by the sum of the employer contribution percentages under the Eaton Vance Management Profit-Sharing Retirement Plan and Money Purchase Pension Plan, reduced by the amount of employer contributions actually contributed to the three Qualified Plans on behalf of such Participant. Such Participant's allocation under this Plan and under the Qualified Plans shall not exceed $30,000 for any given Plan Year.

(C) Each Participant's Plan Account shall be credited or debited to reflect changes in value as though the balance standing to the Plan Account had been invested identically to the Participant's interest in the Eaton Vance Management Profit-Sharing Retirement Plan.

(D) A Participant will receive a statement of his Plan Account balance within sixty (60) days of the end of the Plan Year. With respect to distributions from the Plan, value changes will be made through the end of the month preceding the date of actual distribution.
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50

                            EXHIBIT 10.17 (CONTINUED)

V. Security

Payment obligations under the Plan are unfunded. The Participant shall have the status of a general unsecured creditor of the Company. This Plan constitutes a mere promise by the Company to make benefit payments in the future. It is the intention of the Company and the Participant that the arrangement-, hereunder be unfunded for tax purposes and for purposes of Title I of ERISA.

VI. Distribution Payments

(A) In the event the Participant separates from service with the Company for any reason, the balance of the Plan Account will be distributed to the Participant in cash in a single sum as soon as practicable after the quarterly valuation date following termination of employment.

(B) In the event of a Participant's death prior to receiving the balance of his Plan Account, the Participant's beneficiary(ies) shall be entitled to receive the balance of the Participant's Plan Account, in cash in a single sum as soon as is practicable after the quarterly valuation date following the Participant's death. Each Participant's beneficiary(ies) under the Plan shall be the same as such Participant's beneficiary(ies) under the Eaton Vance Management Profit-Sharing Retirement Plan.

VII. Limitation of Rights

Establishment of the Plan shall not be construed as giving the Participant the right to be employed by the Company or the right to receive any benefits not specifically provided for under the Plan. The Participant shall not have any interest in the amounts contributed or earnings credited to his Plan Account balance until such Plan Account is distributed in accordance with the terms of the Plan. All amounts contributed and held for the Plan Account of the Participant shall remain the sole property of the Company, subject to the claims of its general creditors. With respect to amounts contributed or otherwise held for the Plan Account of the Participant, the Participant is merely a general creditor of the Company; and the obligation of the Company hereunder is purely contractual and shall not be funded or secured in any way.

VIII. Non-alienability and Non-transferability

The rights of the Participant to the payment of amounts credited under the Plan shall not be assigned, transferred, pledged or encumbered or be subject in any manner to alienation or anticipation. The Participant may not borrow against his Plan Account. The Plan Account shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant.

IX. Administration

The Administrator of this Plan shall be Eaton Vance Management (the "Plan Administrator"). The Plan Administrator shall have authority to adopt rules and regulations for carrying out the Plan and discretion to interpret, construe and implement the provisions hereof. Any decision or interpretation of any provision of the Plan adopted by the Plan Administrator shall be final and conclusive.
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51

                            EXHIBIT 10.17 (CONTINUED)


X. Amendment and Termination of the Plan

The Plan may, at any time or from time to time, be amended, modified or terminated by the Board of Directors of the Company. However, no amendment, modification or termination of the Plan shall, without the consent of the Participant, adversely affect such Participant's rights with respect to the balance then standing to his Plan Account.

XI. General Provisions

(A) Administrative Expenses. All expenses of administering the Plan shall be paid by the Company and no part thereof shall be charged against any Participant's Plan Account.

(B) Controlling Law. Except to the extent superseded by federal law, the laws of the Commonwealth of Massachusetts shall be controlling in all matters relating to the Plan, including construction and performance hereof.

(C) Facility of Payment. Any amounts payable hereunder to any person who is under legal disability or who, in the judgment of the Plan Administrator, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Plan Administrator may select, and any such payment shall be deemed to be payment for such person's Plan Account and shall be a complete discharge of all liability of the Company with respect to the amount so paid.

(D) Withholding Payroll Taxes. To the extent required by the laws in effect at the time payments are made, the Company shall withhold from such payments any taxes required to be withheld for federal, state or local government purposes.

XII. Unfunded Status of the Plan

Any and all payments made to the Participant pursuant to the Plan shall be made only from the general assets of the Company. All Plan Accounts under the Plan shall be for bookkeeping purposes only and shall not represent a claim against specific assets of the Company.

IN WITNESS WHEREOF, the Company has caused this Plan restatement to be executed this 27th day of October, 2000.

EATON VANCE CORP.

      /s/ William M. Steul
By:   ______________________________